Exhibit 99.2

Intersect ENT, Inc.

Fourth Quarter and Year 2014 Earnings Conference Call

Thursday, February 26, 2015, 4:30 PM Eastern

CORPORATE PARTICIPANTS Jeri Hilleman - Chief Financial Officer Lisa Earnhardt - President and Chief Executive Officer James Stambaugh - Vice President of Clinical Affairs

PRESENTATION

Operator

Good afternoon and welcome to the Intersect ENT Fourth Quarter and Year 2014 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a Conference Specialist by pressing the “*” key followed by “0”. After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded. I would now like to turn the conference over to Jeri Hilleman, Chief Financial Officer. Please go ahead.

Jeri Hilleman

Thank you, Gary. With me today is Lisa Earnhardt, our President and CEO, and James Stambaugh, our VP of Clinical Affairs. We appreciate your joining us today to review our 2014 results and business update.

Before we begin, I’d like to remind you that we will make statements during this call that include forward-looking statements within the meaning of Federal Securities Laws. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, our outlook for financial performance, sales force growth, clinical studies, approval of new products and indications and procurement of reimbursement codes which are based upon our current estimates and assumptions, as well as other risks detailed from time-to-time in Intersect ENT’s reports filed with the SEC. Intersect ENT disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein.

I will now turn the call over to Lisa Earnhardt. Lisa?

Lisa Earnhardt

Thank you Jeri and good afternoon everyone. We are pleased to be speaking with you today about 2014, a truly remarkable year for us at Intersect ENT and we are excited to be building on this success this year in 2015. There are several things that we would like to highlight today. First, we greatly expanded adoption of PROPEL in 2014, which was reflected by growing our revenue by 115% over 2013, to $38.6 million. Second, we grew our commercial capabilities, including the expansion of our sales team, ending the year with 52 territory managers, an increase of 68%. We also had substantial improvements in gross margin, which increased from 55% in 2013 to 74% in 2014, via both the increase in sales volumes as well as operating efficiencies. Third, we commenced three clinical trials to advance our pipeline of solutions across the continuum of care for patients with chronic sinusitis.

So let’s start first with our commercial accomplishments, which were many. First of all, we increased our customer base by over 700 new accounts during the year, bringing our total number of accounts to approximately 1400. We continued to see strong adoption of PROPEL leading to a solid base of recurring revenue. In fact, approximately 85% of our revenue now comes from recurring business. We are obviously still early in the adoption cycle, we estimate less than 10% of patients who undergo sinus surgery receive PROPEL. Certainly we have a tremendous opportunity ahead to drive awareness and adoption of PROPEL.

So as I think about 2015, our goal is really quite simple - to continue to expand access to PROPEL for sinus surgery patients, with our ultimate goal of establishing PROPEL and steroid-releasing implants as the standard of care across the continuum of care for sinus sufferers. To achieve this, we continue to strengthen our commercial team, and are delighted to welcome Chas McKhann as our newly appointed Chief Commercial Officer. Chas is a seasoned global med tech leader who complements our existing leadership in sales, marketing and reimbursement. He brings relevant experience from his work in strategic consulting, as well as from his leadership roles at several med tech companies. Chas’s priorities will be to work closer with me and the team on positioning PROPEL for a long-term sustainable growth, planning for new product introductions as well as developing and implementing our strategy outside of the US.

We are also continuing to build our sales force. So in 2014, we grew from 31 territory managers at the start of the year to 52 at the end. We have continued to aggressively expand our team in the first two months of 2015, and now have 64 territory managers, well on our way of our year-end target of approximately 75 territory managers. Last year, including our mix of experience and new reps, we saw productivity throughout the year of about $900,000 in annualized sales revenue per TM, with a peak in Q4 of over $1 million per TM. Our sales efforts and rep productivity in 2015 will be supported by the increased tenure of our sales force overall.

Finally, we made considerable progress in advancing our product pipeline across the continuum of care via our clinical research programs. Our commercially available PROPEL and PROPEL mini products are proven to improve the outcomes for patients undergoing ethmoid sinus surgery. And our clinical development programs are really designed to expand our offerings, really, on 3 fronts. First, expanding indications for PROPEL mini to include patients undergoing frontal sinus surgery. Secondly, RESOLVE for in-office treatment of patients who continue to suffer, despite previous sinus surgery. And finally, NOVA, for patients who are not candidates for, or do not elect to have sinus surgery, but would benefit from relief via an in-office treatment. To further discuss these products and clinical initiatives, I’d now like to turn the call over to James Stambaugh, our VP of Clinical Affairs to talk a little bit more about the trials. James?

James Stambaugh

Thank you, Lisa. Good afternoon. As Lisa said, we are indeed very busy on the clinical front. This past September we commenced the PROGRESS trial, an 80-patient study evaluating the safety and efficacy of Propel mini when placed in the frontal sinus opening, which is the sinus behind the eyebrows. Patient enrollment is on track and we expect to complete enrollment and file a PMA supplement with the FDA by the end of the year, seeking FDA approval for this indication in 2016.

We started the RESOLVE II trial in December and we are on track with enrollment in that trial as well. RESOLVE II is designed to evaluate the safety and efficacy of our RESOLVE product, which is intended for in-office use in patients who have had prior sinus surgery but suffer from recurrent disease and are now indicated for revision surgery. There are two primary efficacy endpoints, one is the change from baseline in polyp grade, determined endoscopically, and the other is change from baseline in patient-reported symptoms of nasal obstructions. These endpoints are very similar to those used in the RESOLVE study, the results of which were published last fall.

The RESOLVE II study will enroll a total of 300 patients across the United States. Site ramp-up and enrollment are on track with our projections and we continue to expect to complete trial enrollment in the latter part of 2015. The RESOLVE product will be regulated as a drug and as such will be submitted for approval under a new drug application or NDA. We anticipate approval in 2018.

Finally, we initiated and completed three months’ follow-up in a first demand feasibility of the NOVA product called EXCEED. NOVA is designed to be placed in the frontal and maxillary sinuses following enlargement of the sinus openings, for example via a balloon in the office setting. The EXCEED study, which enrolled 15 patients at two centers, was designed to assess the feasibility of device placement, evaluate safety, and to help inform efficacy endpoints for subsequent studies.

We were pleased to see a 98% device placement success rate and a clean safety profile. We observed favorable trends…favorable results in both endoscopic and patient-reported outcome measures over a 90-day evaluation period. Endoscopic measures included evaluation of sinus patency and inflammation scores. We are using these data to design the clinical program for this product and will be seeking alignment with the FDA in the coming months. Subject to FDA feedback, we expect to initiate the next trial of NOVA by the end of the year.

That concludes our clinical trial discussion. So Lisa, I am now turning the call back to you.

Lisa Earnhardt

Thanks James. As I think about our near-term goals, we anticipate several commercial and clinical milestones this year. First one on the commercial front, we intend to continue strong revenue growth, aiming to deliver between $60 million and $70 million in 2015 revenue. This growth will be realized through both increasing the number of physicians using PROPEL, as well as driving adoption based on our compelling level 1A clinical evidence, really demonstrating the benefits of PROPEL in localized steroid delivery. We also recognize a significant opportunity globally and will work on our plans to expand outside of the US.

Additionally, a top priority for us is to ensure patients and physicians have access to our technology. As such, we have a number of different reimbursement initiatives on the coding and coverage front. As you know, today PROPEL is treated like any other supply used in sinus surgery where supplies are covered under existing reimbursement, in either the hospital or the ambulatory surgery center, so we are engaged in a comprehensive process to seek a new CPT code for the placement of steroid-releasing implants. This really is most critical for us for our in-office products, as in the office it is truly a new unique procedure where there is no existing reimbursement. We expect this process to unfold over the next couple of years and in the meantime we continue to work with the various stakeholders, including the societies the AMA, CMS payers, so lots of stakeholders involved.

Finally, we expect to continue to make headway on our clinical efforts, including completion of the PROGRESS trials that James discussed of the PROPEL mini for use in the frontal sinus, continuing on-plan enrollment for RESOLVE II and moving forward with NOVA through FDA meetings to commence the next trial this year.

I’d now like to turn the call over to Jeri, to review our financial results and outlook. Jeri?

Jeri Hilleman

Thanks, Lisa. As Lisa referenced, our 2014 revenue grew to $38.6 million, an increase of 115% over 2013. As we have seen in previous years, sinus surgery volumes rise to their strongest point in the fourth quarter, enabling us to realize Q4 revenues of $13.4 million, representing 35% of our total 2014 revenue. Gross margins were also lifted by this higher unit volume, rising from 72% in the third quarter to 78% in the fourth. Looking forward, as Lisa mentioned, we expect to deliver between $60 million to $70 million in revenue in 2015, as we communicated in January. We are also maintaining our previously-stated outlook for gross margins of 76% to 78%, consistent with a level of gross margin realized in the fourth quarter.

Our expenses in the fourth quarter were $14.1 million, including $2.6 million in R&D expense and $11.5 million in SG&A. We expect operating expense to rise as we increase our employee base from 212 at the start of the year to approximately 300 employees and as we execute on our clinical trial plan. We are therefore maintaining our outlook for 2015 operating expenses in the range of $74 million to $76 million, which includes approximately $4 million of stock-based expense. Since much of our 2015 headcount growth occurs in the first quarter and our clinical trials were up and running at the start of the year, we expect our operating expenses to be spread fairly evenly across the four quarters of 2015.

Our balance of cash, cash equivalents and short-term investments at the end of the fourth quarter was $48.4 million, reflecting a net burn of approximately $5 million in the fourth quarter.

Lisa, I’ll now turn the call back to you.

Lisa Earnhardt

Thanks, Jeri. As we conclude this call, I wanted to thank you all for your continued interest and support. We are certainly grateful that we were able to take Intersect ENT public mid-2014, really which provided funding to expand our commercial operations and advance our pipeline. We believe we are already seeing the fruits of that investment in our revenue growth and in our clinical programs. Our 2014 accomplishments provide a great springboard for 2015 and we hope you share our enthusiasm for the year ahead.

Jeri, we can now open the line up for questions.

Q&A

Operator

We will now begin the question-and-answer session. To ask a question you may press * then 1 on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press * then 2. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Chris Pasquale with JP Morgan. Please go ahead.

Chris Pasquale

Thanks and congrats again on a great finish to 2014.

Lisa Earnhardt

Thanks Chris.

Chris Pasquale

Lisa, I want to start with the 2015 outlook and I appreciate that you don’t want to give quarterly guidance, but Jeri touched on the seasonality in this market and so I just want to make sure everybody is on the same page. How should we think about the first quarter, relative to the fourth quarter, or as a percentage of the total year?

Lisa Earnhardt

Yes, going to have Jeri go ahead and touch on that, the seasonality in terms of surgical volumes, obviously, the fourth quarter is obviously quite busy. Thus the first quarter things do drop off with a resetting of deductibles, and Jeri do you want to provide some specifics there?

Jeri Hilleman

Yes, if you just look at the past procedures, Q1 and Q2 tend to be fairly similar, maybe significantly below the fourth quarter, so that Q1 and Q2 are even, Q3 drops off, Q4 rises. We have not, as we have been doing our initial ramp up, we’ve had quarter-over-quarter growth despite the seasonality, but we do believe as we get larger, probably this year, we will start to see some tracking to the seasonal calendar.

Chris Pasquale

Okay. That’s helpful. And then, on the reimbursement front, I know we are still thinking about the CPT process as being a multi-year process but I believe you are going to get some insights into the initial petition here coming up in the spring, can you just review what’s coming up, what the milestones are and then what next steps are beyond that?

Lisa Earnhardt

Yes, great. Sure, we’ve always talked about reimbursement as a multi-year process, but we have started that process, we are definitely in swing. There was actually a CPT code proposal for the placement of drug-eluting implants on the agenda at the most recent AMA meeting and I think that’s what you are referring to, in terms of having news in the springtime, if you will. We don’t have at this point information to share, what I do think, though, is that we would set the expectations that it is multi-year, oftentimes it takes multiple times to bring codes forward, to ensure you have the right code and ultimately the right coverage, so we certainly do continue to interact with all the respective stakeholders to ensure both patients and physicians have access.

Chris Pasquale

Great. Thanks.

Operator

The next question comes from Tom Gunderson with Piper Jaffray. Please go ahead.

Tom Gunderson

Hi, good afternoon. So…

Lisa Earnhardt

Good afternoon.

Tom Gunderson

James, on NOVA, you said initiate the next clinical, the goal would be by the end of the year, would that be a pivotal trial by the end of the year?

James Stambaugh

Yes, we are seeking indications for both the frontal and maxillary sinuses, so we are still working through the strategy of exactly how to accomplish that, but our intent is that one of those studies could serve as pivotal, of course, subject to FDA agreement on that.

Tom Gunderson

Right, right. And then, on the 212 employees going to 300, we’ve got some of those in sales. Where is the next biggest increase? Where are you putting more human resources?

Lisa Earnhardt

A lot of it’s tied to commercial, which is sales, and also on the manufacturing side, and then of course as we ramp clinical, we are adding in clinical as well. So those three categories of employees create the preponderance of the growth.

Tom Gunderson

Got it. And Jeri, on ASP, going forward, any price increases planned, is the guidance you gave assuming stable ASP?

Jeri Hilleman

We are certainly seeing stability in our ASP. Lisa, do you want to talk about pricing?

Lisa Earnhardt

Yes. So that is something, Tom, it’s a great question and something that I know we’ve discussed in the past. We actually just did implement a price increase effective January 1st, it is premature at this point for us to comment on what the effectiveness of that will be; as you know it always takes several months for those things to play out. So it is certainly something we would talk about on our Q1 call, it will really provide much more granularity in terms of what we see, or an effective ASP being for this year.

Tom Gunderson

Okay. That’s it from me, guys. Thank you.

Company Representative

Thank you, Tom.

Operator

The next question comes from Richard Newitter with Leerink Partners. Please go ahead.

Richard Newitter

Hi, thanks for taking the questions, and congrats on the quarter, on the end of the year.

Company Representative

Thanks, Rich.

Richard Newitter

Lisa, I think in your opening remarks, you mentioned part of the investment spent increase was going to go towards your US initiatives. Can you elaborate on that a little bit, on timing and what the strategy is there?

Lisa Earnhardt

Yes, Rich, to clarify, this is the year we are going to develop that strategy. What we do know is there is a big opportunity out there and we want to make sure we really put pen to paper this year and both develop our priorities, as well as what our plans are for entry, and so we’ve got work to do. You do know we’ve received a CE mark last year. We have work to do in Europe and in particular this year on the reimbursement front, much like we have on the US commercial, we are going to be very thoughtful in terms of how we are methodical in terms of how we expand outside of the US, making sure we put the right pieces in place, regulatory is just one piece of that, right, so regulatory reimbursement, making sure we think through what are the right partners, whether it would be something we do as a partnership or we do direct. So, I would anticipate by the end of this year is our goal to really have a comprehensive international plan to share with you all. I wanted to make sure you all knew what was work in progress; we do recognize there’s a whole wide world out there.

Richard Newitter

Great. That’s helpful color. And then, just secondly I wanted to ask, so clearly you guys are aggressively hiring and expanding the sales force and the two components are new account openings and higher utilization or adoption, as you mentioned. Just wondering, is there any incentive differential between either certain types of reps that are geared towards dual accounts versus existing accounts, or all of them going after both and how are you managing how the reps spend their time or potentially do incentives?

Lisa Earnhardt

Yes, Rich, it’s a great question, and something we have spent quite a bit of time talking about, our sales team is focused on those two things which is, gaining new accounts and physicians and then driving depth with those. I would say we are asking them all to do both of those, and they are very skilled and capable of doing that. So, both the acquisition of new accounts, as well as driving adoption or stickiness.

In terms of their compensation, obviously incentives always play an important role in terms of making sure we are doing the right things. The incentive plans they have in place are very similar to what we have done in the past, where they have been focused on an overall revenue target, and the only way in which they are going to get you a plan number is by both new accounts as well as driving depth. So, we won’t be able to do it unless we do both of those things this year. We will continue to reward those representatives who are driving reorders of that sticky business.

So, we are, I have to say, using a lot of the same strategies we have used in the past. I would say the changes we have made in incentives really are more tweaks to make sure we are rewarding top achievement, which I could say the sales team has done a phenomenal job of, and just really excited because we have continued to bring on exceptional talented professionals. So, looking forward to a great year.

Richard Newitter

Great. And maybe just one last one for Jeri, thanks for the cadence on operating expenses. Can you give us a sense for gross margin; should that just be fairly linear ramp to the year’s volume with sales?

Lisa Earnhardt

Yes, gross margin will vary, obviously, based on the actual revenue and volume. But, we expect it to track within the range of 76% to 78% that we gave.

Richard Newitter

Okay. So, basically, any given quarter it can bounce around within that range, there’s no ramp according to volumes linearly?

Lisa Earnhardt

Exactly right.

Richard Newitter

Okay, thanks.

Operator

The next question comes from Tayo Levi with Wedbush Securities. Please go ahead.

Matt Won

Hi, good afternoon. This is actually Matt Won filling in for Tao.

Lisa Earnhardt

Hey, Matt.

Matt Won

Hi, so I just have two quick questions. Now, that, you’re two-thirds of the way through the first quarter I’m just wondering how procedure volumes are looking. Are there any noticeable changes from this year versus last year?

Lisa Earnhardt

Great question. Surgical volumes, as you know, surge in Q4 and fall at the start of the new year, given the resetting of deductibles; we don’t have hard numbers there, but, I would say anecdotally the volumes seem very similar to last year at this time, which as you know we’ve shared with you all before. And I think if you look broadly about the elective procedure world, volumes were on the soft side in Q1. I would say we are seeing it pretty consistent this year.

Matt Won

Okay, great. And my next question, as far as like the new surgeons or new accounts that you have added this past quarter, what’s been driving these to PROPEL now, what’s causing them to adopt it now versus maybe perhaps six months ago?

Lisa Earnhardt

I think there are probably two things that are really driving that, one of which is the expansion of our sales team. So, this time last year we had 31 territory managers, right? So, we were barely in every NFL city and now we really have more than doubled that. So, huge presence; that has really made a difference. Obviously the reps played a critical role in working with the physicians to adopt the product. The second thing is, well it’s just overall awareness of the technology; we are at a point now where we have been on the market a couple of years. We had a really strong presence at the Fall Academy meeting and so I think most physicians at this point would at least be aware of PROPEL. We may not have called on them yet, and that’s what really this year is all about.

Matt Won

Okay, actually, I just want to sneak one more in. Are there any like upcoming publications, new data releases or clinical data presentations upcoming, whether clinician-initiated or company-sponsored.

James Stambaugh

This is James, I’ll answer that. As far as company sponsored, that’s going to be contingent on the current programs that we have going on, so I wouldn’t expect to see something in the immediate near future and I’m personally not aware of any investigator-sponsored research that may be coming out imminently, so we’ll continue to monitor that throughout the year.

Lisa Earnhardt

Yes, there continue to be small case-type reports and there’s certainly a lot of discussion of PROPEL on the podium at various physician meetings, but yes we have such a bold list of new clinical research that came out in the fourth quarter that all came out relatively quickly, so we were thrilled to get that out last year.

Matt Won

Okay thank you and congrats again on a great quarter.

Lisa Earnhardt

Thanks.

Operator

Again if you have a question please press “*” then “1.”

The next question comes from Ben Andrew with William Blair. Please go ahead.

Ben Andrew

Good afternoon, thanks for taking the questions. Hi how are you?

Lisa Earnhardt

Good.

Ben Andrew

So as you look at the new account that you are adding with the new reps, and obviously productivity is improving, what sort of performance are you getting from the incremental docs that you are training? My question really is, is this an 80:20 thing, where you targeted the highest volume people initially, even though you didn’t have full coverage, but you targeted them initially, and such that you’re maybe you are not getting the same productivity or are you seeing good performance from those new docs as they come on?

Lisa Earnhardt

Yes, we are seeing great performance both from the new physicians who are starting to adopt the technology now, as well as the new territory managers. We do report a blended productivity number, but we continue to see great productivity ramps from new territories that we start, and so it really isn’t an 80:20, we are just not seeing that. Maybe in the most established territories we might be picking up some of the smaller volume physicians, but that’s really only in a very small handful that have been established for quite some time. Generally speaking, there is just tremendous opportunity for us still.

Ben Andrew

And then when you do train somebody and they learn about the product and the benefits, what adoption across their cases do you get? Is it 50% 20%, and when they don’t use it what are the reasons they are giving you that they don’t use it?

Lisa Earnhardt

Yes, so what we’ve done there, we’ve looked at it as a couple of different times, Ben. We’ve done the market surveys of our existing users, what we’ve looked at is, when we’ve looked at physicians who have been using PROPEL in their practice for at least six months, the average utilization is around 55% to 60% of their cases, so that’s a pretty high amount in a short amount of time.

It is important to note that that is really bimodal in distribution, so you have some physicians who are using us, really for all practical purposes, on all of their cases. There are still some physicians who are choosing to use us more selectively, and so they may be more of a 25 or 30% use of our product, and oftentimes, the reasons they might give are, usually their reason is around costs, like okay I am trying to be prudent and fiscally responsible, but oftentimes if they are doing that they are using it for patients who have more extensive disease, oftentimes those with polyps or some of the more challenging cases. We have, however, seen physicians start there and over time as they start to see the benefits of PROPEL in their patients longer term, we see their adoption growing, and that really becomes more of a, I look at it as a sales and marketing challenge or opportunity.

Ben Andrew

Okay then one last one from me, have you seen a lot of use in hybrid best cases, I know there aren’t a ton of those done in a hospital, but just the ones you do see, or is that not occurring? I am just trying to understand how the growth of balloon use might be impacting you guys. I know growth is explosive, but just curious on the margin of what you see. Thank you.

Lisa Earnhardt

Yes, a number of these cases I would consider a hybrid, and just for everyone who is not familiar, hybrid would be where they are using traditional fast techniques in combination of ballooned technology, and we are seeing that very much in the OR setting, so it’s less than half of our cases are what I consider hybrid; I don’t have firm numbers, I would guess maybe 30 to 40% of our cases are using some sort of balloon concomitantly with PROPEL so they may be ballooning the frontal and then using traditional techniques for the ethmoid and then placing PROPEL or PROPEL mini.

Ben Andrew

Great, that’s very helpful. Thank you.

Lisa Earnhardt

Thanks Ben.

Operator

This concludes our question and answer session. I’d like to turn the conference back over to Lisa Earnhardt for any closing remarks.

CONCLUSION

Lisa Earnhardt

Thanks Gary, and thank you all for joining us today. We certainly appreciate your interest and support and looking forward to keep in touch with you all. Have a great afternoon.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.